Exhibit 99.1

FOR IMMEDIATE RELEASE

The Cannaisseur Group, Inc. Announces Amendment to Increase Authorized Share Capital to 500,000,000 Shares

Atlanta, GA, March 21, 2025 – The Cannaisseur Group, Inc. (OTC Pink: TCRG) (“TCG” or the “Company”) is pleased to announce that its Board of Directors has approved and successfully filed an Amendment to the Certificate of Incorporation with the Secretary of State of Delaware. This amendment increases the Company’s authorized share capital from 100,000,000 to 500,000,000 shares of common stock, each having a par value of $0.0001 per share.

This strategic move is designed to provide enhanced financial flexibility to support future capital raising opportunities.

“The approval and official filing of this amendment mark a significant milestone for our Company,” said Floretta Gogo, Chief Executive Officer of The Cannaisseur Group, Inc. “By increasing our authorized share capital to 500,000,000 shares, we are better positioned to pursue strategic transactions, fund expansion, while continuing to create long-term value for our shareholders. We truly believe this increase in authorized shares will strengthen the Company’s capital structure and ensure that The Cannaisseur Group, Inc. remains agile in responding to market opportunities and strategic growth initiatives. With the flexibility to support larger transactions, we are actively evaluating strategic opportunities that could significantly enhance our market position.”

The Certificate of Amendment, which modifies Article “FOURTH” of the Certificate of Incorporation, was duly adopted by the Company’s Board of Directors and approved by the stockholders in accordance with the Delaware General Corporation Law. The amendment was officially filed with the Secretary of State of Delaware on March 13, 2025.

About The Cannaisseur Group, Inc.

The Cannaisseur Group, Inc. (OTC Pink: TCRG) is an industry leader in wellness innovation, dedicated to developing science-backed functional products. The Company’s diverse portfolio includes functional beverages, nutraceuticals, and sustainable consumer goods. Committed to promoting healthier lifestyles through innovation, strategic partnerships, and acquisitions, TCG blends cutting-edge science with eco-conscious values to meet the growing consumer demand for wellness-driven solutions.

About OTC Markets Group

OTC Markets Group operates the OTCQX(R) Best Market, OTCQB(R) Venture Market, and OTC Pink(R) Open Market, providing a transparent trading environment for over 10,000 U.S. and international securities. The OTC Pink Market serves as an accessible platform for early-stage growth companies, enabling them to build shareholder value and transition to higher-tier markets as they expand.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements reflect the Company’s current expectations regarding future financial performance, shareholder value, market expansion, and strategic growth initiatives. Forward-looking statements involve risks and uncertainties that may cause actual results to differ materially from those projected. The Company assumes no obligation to update forward-looking statements, except as required by law.

Contact Information:

Jordan Balencic, Investor Relations

Email: jordan@thecannaisseurgroup.com

Website: thecannaisseurgroup.com